Exhibit 4.1

Cian PLC

2021 Restricted Stock Units Plan

(hereinafter referred to as the 2021 Plan or the Plan)

4 November, 2021

Larnaca, Cyprus

1.Certain Definitions

The capitalized terms set forth below shall have the meaning prescribed hereunder for purposes of the 2021 Plan:

The Company

Cian PLC, a public company limited by shares established under the Laws of Cyprus with the registered address at: 64 Agiou Georgiou Makri, Anna Maria Lena Court, Flat 201, 6037, Larnaca, Cyprus, registration number 371331.

Beneficial Owner

A Beneficial Owner of a security includes any individual who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power which includes the power to dispose, or to direct the disposition of, such security.

Change of Control

A transaction or series of related transactions whereby any person (or related group of persons) other than the Company, its Subsidiaries or the depositary of the Company’s American depositary receipts that, as of the date of this Plan, directly or indirectly acquires beneficial ownership of securities of the Company entitling such person (or related group of persons) upon consummation of such acquisition to exercise more than fifty (50) percent of the total voting rights exercisable at general meetings of the shareholders of the Company.

Control	in relation to a corporation, partnership or other entity:

(i)the ability to appoint or remove directors having a majority of the voting rights exercisable at meetings or in respect of resolutions of the board of such corporation, partnership or other entity; or
(ii)the possession, directly or indirectly, of the power to direct or cause the direction of the policies of such corporation, partnership other entity, whether through the ownership or possession (other than through customary pledge arrangements) of voting securities, the right to nominate the majority of the senior executive management, by contract or otherwise and the expression “Controlled” shall be interpreted accordingly.

Group	means the Company and the Subsidiaries.

Expiration Date	31 December, 2031.

Person	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

Shares

means ordinary shares, par value EUR 0.0004 each, in the Company that confers upon its holder the right to one (1) vote at a general meeting of the Company and in other respects ranking pari passu with other ordinary shares in the Company.

Subsidiary

means in relation to an undertaking (the holding undertaking), any other undertaking which the holding undertaking Controls and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any undertaking of which that other is a Subsidiary.

2.	Objectives

The Company has adopted the 2021 Plan in respect of its Shares to achieve the following goals:

2.1

Align the interests of the shareholders with those of the management, employees and directors of the Company by providing to the key employees and service providers of the Company and its Subsidiaries (the Group) an opportunity to participate in a long-term growth of the Company’s value.

2.2	Increase investment attractiveness of the Company.

2.3	Provide competitive remuneration and retain key employees of Cian.

2.4Alignment with practice of public companies.

3.	Terms and conditions of the 2021 Plan

3.1

Available Shares. Subject to the provisions of this Section 3 and to adjustment under Section 4 (Adjustment), grants of the Restricted Stock Units (the RSU) or other share-based awards may be made under the Plan for up to a maximum number of Shares equal to six and a half (6,5) percent of the aggregate number of ordinary Shares issued and outstanding (by number) as of the date of adoption of this Plan (the Pool). Each RSU carries the right to receive one (1) Share upon satisfaction of the applicable vesting conditions. Subject to Section 3.3, awards in the form of RSU or any other share-based awards issued under the Plan, shall reduce the available Pool by one (1) Share for each RSU granted.

Eligibility. The Administrator shall select recipients of RSU hereunder (the Participants) from among those employees, officers, directors and contractors of the Company who are in a position to make a significant contribution to the success of the Company. While selecting the Participants, the Administrator shall apply including but not limited to the following criteria:

-   high-level efficiency of the employee’s work performance ;

-   adherence to corporate values and strategy ;

-   worth of the employee for Cian’s success.

Members of the Board are eligible to receive the RSU under the Plan subject to stockholders approval to the extent, if any, such approval is required by the applicable law or the Memorandum and Articles of Association of the Company (the Articles).

3.2

Administration. The Compensation, Governance and Nominating Committee of the Board, acting as administrator of the Plan (the Administrator) under the decision of the Board to delegate such powers to the Administrator, shall have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Administrator may construe and interpret the terms of the Plan and any RSU granted under the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any RSU in the manner and to the extent it shall deem expedient to carry the Plan into effect. The Administrator may approve the amendment of any RSU in accordance with the terms of the Plan. All decisions by the Administrator shall be made in its sole discretion, and shall be final and binding on all persons having or claiming any interest in the Plan or in any RSUs, provided that the decision of the Administrator shall not contradict Clause 14 of the Plan.

3.3

Forfeitures. If any RSU granted under this Plan expires, terminates or is canceled for any reason without any Shares being delivered pursuant to an award, the number of Shares underlying such expired, terminated or cancelled RSU shall again be available for the purpose of awards under the Plan.

3.4

Terms and Conditions. The Administrator shall determine the terms of all RSUs, subject to the limitations provided herein, and shall furnish to each Participant an agreement (the Award Agreement) setting forth the terms applicable to the Participant’s RSU. By accepting an Award Agreement, the Participant agrees to the terms of the RSU (as set forth in the Award Agreement) and of the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan shall prevail. Such terms and conditions may include, without limitation, an obligation of the Participant to agree to a lock-up arrangement with respect to Shares acquired pursuant to the RSU. Terms and conditions of RSUs may differ amongst different Participants and different grants of RSUs.

The Administrator shall determine the terms of all other share-based awards granted pursuant to the Plan, which authority shall be exercised consistent with the authorities authorized by the Plan with respect to RSUs.

3.5

Tax and currency control. Each Participant undertakes to the Company (for itself and as trustee for each Group company) to make all tax and currency control filings and pay all the taxes that such Participant has to make or pay as a result of the entry into and performance of this Plan. To the extent that a Participant breaches this obligation, such Participant shall indemnify the Company (for itself and as trustee for each Group company) in an amount equal to any and all losses, costs and expenses incurred by any Group company as a result of such breach.

The Company may, in its absolute discretion, elect to make a deduction from any payment from it to a Participant on account of tax (including an amount equal to any tax or social security contributions payable by any of the Group Companies) and pay such amount to any applicable tax authority.

Each Participant agrees that any payment to be made by the Company to such Participant shall be conditional upon it being made in strict compliance with all applicable laws (including taxation and currency control laws).

Each Participant shall from time to time upon the written request of the Company provide to the Company in a timely manner such information as it reasonably requests in order to evidence his tax and currency control residency and the compliance by the Participant with applicable laws (including taxation and currency laws) regarding this Plan.

3.6

Vesting. Unless otherwise determined by the Administrator and provided in the Award Agreement the RSU shall vest in four (4) equal installments, subject to the Participant’s continued employment with the Company or a Subsidiary, with one-fourth (1/4) of the RSU vesting on the first anniversary of the grant and an additional one-fourth (1/4) of the RSU vesting on the second and third anniversary of the grant and the last one-fourth (1/4) of the RSU vesting on the fourth anniversary of the grant. RSU, which have not become vested as of the date of termination of the Participant’s employment or service shall be forfeited upon such termination.

3.7

Change of Control. The Administrator may, in its sole and absolute discretion, at any time as long as any of the RSU under the Plan remain outstanding, amend the Plan and any respective Award Agreements to implement provisions regarding a change of Control over the Company as may be reasonably necessary to grant Participants reasonable protection from any materially adverse changes which may result from a change of Control over the Company.

3.8

Clawback. In the event that (i) the Company’s financial results are materially restated or (ii) there is a significant adverse legal finding by a court or regulator against the Company in which any Participant is found to have culpability, the Administrator may review the circumstances surrounding the restatement or adverse legal finding and determine whether to (a) cancel any outstanding RSU granted to any Participant, in whole or in part, whether or not vested and/or (b) require any Participant to repay to the Company any gain realized or value received upon the receipt of any RSU during the Lookback Period (as defined below) determined by the Administrator to have been inappropriately received by the Participant (with such gain or value received valued as of the date of receipt). The “Lookback Period” is defined as the five (5) completed fiscal years immediately preceding the date on which the Company files such restatement or the date of the adverse legal finding.

Cancellation and repayment obligations will be effective as of the date specified by the Administrator. Any repayment obligation may be satisfied in Shares or cash or a combination thereof (based upon the Fair Market Value of Shares on the day of payment), and the Administrator may provide for an offset to any future payments owed by the Company or any affiliate to the Participant if necessary to satisfy the repayment obligation. The determination regarding cancellation of an RSU or a repayment obligation shall be within the sole discretion of the Administrator and shall be binding upon the Participant and the Company.

3.9

Delivery of Shares. As the RSU vest, the Participant shall receive Shares free of all restrictions hereunder. In no event shall awards be settled (i.e., Shares received) later than 31 March of the year following the year in which the RSU vest.

3.10

No Rights as Shareholder. Until such time as a Participant has been issued Shares, no Participant shall acquire any rights in respect of such Shares, including any rights to any dividends or other distributions thereon.

3.11	Expiration Date. Each then outstanding RSU shall terminate upon the Expiration Date.

4.	Adjustment

4.1

In the event of any stock split or combination of shares (including a reverse stock split), reorganization, recapitalization, merger, exchange of stock, redemption, repurchase, consolidation, other change in the capital structure of the Company, sale of assets or other similar event which requires adjustment in the good faith determination of the Board or Administrator in order to avoid the enlargement or dilution of rights hereunder, Administrator shall make adjustments to the maximum number Shares that may be delivered under the Plan and also make such changes in the number and kind of shares of stock, securities or other property (including cash) covered by outstanding RSUs, and the terms thereof, as the Board or the Compensation, Governance and Nominating Committee determines to be appropriate. References in the Plan to Shares shall be construed to include any stock or securities resulting from an adjustment pursuant to this Section

5.	No assignment

Except for any transfer of RSU pursuant to Section 10 resulting from the laws of descent and distribution, no RSU granted under this Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (other than pursuant to the laws of descent and distribution), nor may a Participant enter into any derivative agreement or other similar hedging arrangement relating to any RSU without prior written consent of the Company provided that the Exercise of the RSU shall not be considered to be any type of disposal. The terms of an award shall be final, binding and conclusive upon any transferee permitted under this Section 5.

6.	Governing law

This Plan shall be governed by, and be construed in accordance with, the Laws of England and Wales.

7.	Confidentiality

Participants shall be required, as a condition to the receipt and retention of any RSU hereunder, to keep strictly confidential the terms of such Participant’s participation in this Plan and shall agree not to discuss the terms of such participation with any other employee or consultant of the Company or any other third party; provided that nothing herein shall prevent the disclosure of these terms to the Participant’s legal or tax advisors or as may be required to be disclosed in any prospectus prepared in connection with any offering of securities or as required by law.

8.	Share capital

Nothing herein shall restrict the ability of the Company to increase its issued share capital (with the consequent dilution of the Participant’s percentage shareholding in the Company or the Participant’s potential shareholding in the Company as the case may be) or issue preference shares or other shares ranking in priority to the Shares that may be purchased pursuant to each RSU.

Rights and obligations associated with the Shares

Any Shares acquired pursuant to the RSU shall be subject to any and all the rights associated with the Shares of the Company in accordance with the provisions set out in the Articles.

9.	Death or incapacity of the RSU holder

If a Participant (or, in the case of a Participant that is an entity providing services to the Company which has an individual Beneficial Owner, its Beneficial Owner) dies or is determined to be incapacitated by court while employed by or providing services to the Company or any Subsidiary, the RSU may (subject to any vesting and termination provisions as set out in this Plan) be exercised at any time within twelve (12) months following the date of death or incapacitation by the applicable individual’s personal representatives or by a person who acquired the right to exercise the RSU by bequest or inheritance. If the RSU are not so exercised within the time specified herein, the RSU shall terminate.

10.	Shareholder notices

Prior to the exercise of any RSU, the Company shall not be obliged pursuant to the provisions of this Plan to provide the Participant with copies of any notices, circulars or other documents sent to shareholders of the Company in respect of Shares subject to the RSU.

11.	Amendment; Term

Notwithstanding any other provision of the Plan, the Administrator, in its sole and absolute discretion, may at any time or times amend or alter the Plan or any outstanding RSU and may at any time terminate or discontinue the Plan as to any future grants of RSU; provided, that, without limitation of the provisions of Section 4, the Administrator may not, without the Participant’s consent, amend, alter or terminate the terms of an RSU or the Plan so as to affect adversely the Participants’ or a Participant’s existing rights under a RSU or the Plan. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by the applicable law or regulation (including listing rules), as determined by the Administrator. The Plan shall become effective as of December 1st, 2021, subject to approval by the stockholders of the Company and shall expire on the Expiration Date (unless terminated earlier by the Administrator); provided that outstanding RSU granted prior to such expiration (if any) shall remain outstanding in accordance with their terms following such expiration.

12.	Legal Requirements

The Company may require, as a condition to the delivery of Shares pursuant to the Plan or removing any restriction from Shares previously delivered under the Plan, that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved. The Company may require, as a condition to exercise of the RSU, such representations or agreements as counsel for the Company may recommend. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.